Exhibit O-1

                   Appointment of Agent for Service of Process

     The National Grid Group plc ("National Grid) is organized under the laws of England and Wales and has its principal place of business at:

                  National Grid House
                  Kirby Corner Road
                  Coventry CV48JY
                  United Kingdom
                  (44) 24 7653 7777 (tel).

     National Grid, on behalf of its officers and directors who are not residents of the United States, ("Officers and Directors") hereby designates and appoints:

                  Cheryl A. LaFleur ("Agent")
                  Senior Vice President and General Counsel
                  New England Electric System
                  25 Research Drive
                  Westborough, MA 01582 USA
                  (508) 589-2000 (tel)

as the agent for the Officers and Directors upon whom may be served any process, pleadings, subpoenas, or other papers in:

          (a) any investigation or administrative proceeding conducted by the Commission; and

          (b) any civil suit or action brought against National Grid or the Officers and Directors or to which National Grid or the Officers and Directors have been joined as defendant or respondent, in any appropriate court in any place subject to the jurisdiction of any state or of the United States or of any of its territories or possessions or of the District of Columbia, where the investigation, proceeding or cause of action arises out of or relates to or concerns the provisions of the acts administered by the Commission. National Grid stipulates and agrees that any such civil suit or action or administrative proceeding may be commenced by the service of process upon, and that service of an administrative subpoena shall be effected by service upon such agent for service of process, and that service as aforesaid shall be taken and held in all courts and administrative tribunals to be valid and binding as if personal service thereof had been made.

     National Grid stipulates and agrees to appoint a successor agent for service of process if National Grid discharges the Agent or the Agent is unwilling or unable to accept service on behalf of National Grid at any time until National Grid is no longer a registered holding company under the Public Utility Holding Company Act of 1935. National Grid further



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undertakes to advise the  Commission  promptly of any change to the Agent's name and address.

     National Grid undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the provisions of the acts administered by the Commission.

     National Grid has duly caused this exhibit to Application-Declaration File No. 70-9473 to be signed on its behalf by the undersigned thereunto duly authorized.

     The signature of National Grid and of the persons on their behalf are restricted to the information contained in this exhibit which is pertinent to the Application-Declaration File No. 70-9473 of the respective companies.


                                      /s/ Fiona B. Smith
                                      ---------------------------
                                      Fiona B. Smith
                                      Company Secretary and General Counsel
                                      The National Grid Group plc
                                      February 14, 2000


     This statement has been signed by the following person in the capacity and on the date indicated.


                                      /s/ Cheryl A. LaFleur
                                      ---------------------------
                                      Cheryl A. LaFleur
                                      Senior Vice President and General Counsel
                                      New England Electric System
                                      February 14, 2000